Exhibit 99.1

For Release: Immediate

Media contact: Jim Fitzwater – 215.299.6633

Investor relations contact: Brennen Arndt – 215.299.6266

FMC Corporation Announces Third Quarter 2006 Results

Reports Earnings of $1.02 per Diluted Share before Restructuring and Other Income and Charges

PHILADELPHIA, November 1, 2006 — FMC Corporation (NYSE: FMC) today reported net income of $35.1 million, or $0.89 per diluted share, in the third quarter of 2006, versus a net loss of $4.4 million, or $0.12 per diluted share, in the third quarter of 2005. Net income in the current quarter included restructuring and other income and charges of $5.3 million after-tax, or charges of $0.13 per diluted share, versus restructuring and other income and charges of $38.1 million after-tax, or charges of $0.97 per diluted share, in the prior-year quarter. Excluding these items, the company earned $1.02 per diluted share in the current quarter, an increase of 20 percent versus $0.85 per diluted share in the third quarter of 2005. Third quarter revenue of $572.2 million increased 12 percent versus $510.0 million in the prior-year quarter.

William G. Walter, FMC chairman, president and chief executive officer, said: “Our third quarter performance clearly reflects the benefit we derive from the company’s end market diversity and relative insensitivity to GDP cycles. Earnings increased 20 percent compared to the prior-year quarter, above the mid-point of our expected range. Agricultural Products’ earnings growth was derived primarily from the strength of its market positions in South America. Specialty Chemicals benefited from good volume growth and higher selling prices. Industrial Chemicals continued to realize significant pricing leverage, particularly in soda ash. During the third quarter we repurchased approximately 821,000 shares at a total cost of $50 million. We will continue to balance the financial requirements of our growth initiatives with the opportunity to return cash to our shareholders.”

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Page 2/ FMC Corporation Announces Third Quarter 2006 Results

Revenue in Agricultural Products of $180.4 million was 12 percent higher than last year’s quarter, primarily due to increased sales in South America and the timing of sales in Europe and Asia. Brazil benefited from the growth in planted acres in sugar cane and cotton. Segment earnings before interest and taxes (“segment earnings”) of $28.5 million were 8 percent higher than prior-year quarter due to the higher sales, partially offset by a less favorable geographic mix, higher raw material costs and higher development spending associated with growth and innovation initiatives.

Revenue in Specialty Chemicals was $147.0 million, an increase of 7 percent versus the prior-year quarter. Lithium sales growth was driven by higher volumes and selling prices in upstream primary compounds, as well as higher butyllithium volumes. BioPolymer sales increased as a result of broad-based growth in food, pharmaceutical and healthcare markets. Segment earnings of $27.0 million increased 9 percent versus a year ago, driven by the strong commercial performance in lithium and BioPolymer, mitigated somewhat by higher raw material and energy costs.

Revenue in Industrial Chemicals was $245.7 million, an increase of 16 percent versus the prior-year quarter, as sales gains were achieved across soda ash, peroxygens and Foret. Higher selling prices for soda ash and hydrogen peroxide were the primary drivers. Segment earnings of $21.3 million increased 18 percent versus the year-ago quarter driven by the higher selling prices, partially offset by significantly higher energy costs, particularly in Spain, higher raw material costs and the absence of profits from Astaris, which was divested in November 2005.

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Page 3/ FMC Corporation Announces Third Quarter 2006 Results

Corporate expense was $11.3 million, as compared to $11.1 million in the prior-year quarter. Interest expense, net, was $7.5 million, down from $13.3 million in the prior-year quarter due to lower interest rates and debt levels. On September 30, 2006, gross consolidated debt was $676.9 million, and debt, net of cash, was $419.4 million. For the quarter, depreciation and amortization was $32.4 million and capital expenditures were $34.6 million.

Nine Months Results

Revenue was $1,758.6 million, an increase of 8 percent as compared with $1,628.0 million in the prior-year period. Net income was $119.1 million, up 30 percent from $91.3 million in the year-earlier period. Net income in the current period included restructuring and other income and charges of $48.8 million after-tax, versus restructuring and other income and charges of $38.0 million after-tax in the prior-year period. Excluding these charges, the company earned $167.9 million in the first nine months of 2006, an increase of 30 percent versus $129.3 million in the first nine months of 2005.

Revenue in Agricultural Products was $571.4 million, an increase of 3 percent versus the prior-year period. Sales growth in Latin America, Asia and North America was partially offset by the impact of generic price competition in North America. Segment earnings were $127.7 million, an increase of 22 percent from the first nine months of 2005, due to higher sales, an improved product mix and continued supply chain productivity improvements, which more than offset the unfavorable impacts of generic competition and higher raw material costs.

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Revenue in Specialty Chemicals was $446.8 million, an increase of 6 percent versus the prior-year period, driven by volume growth and higher selling prices for lithium, particularly in upstream primary compounds, and BioPolymer products. Segment earnings of $94.3 million increased 11 percent versus the year-earlier period due to the strong commercial performance in lithium and BioPolymer, which more than offset increased energy and raw material costs.

Revenue in Industrial Chemicals was $743.2 million, an increase of 14 percent versus the prior-year period, driven by higher selling prices for soda ash and hydrogen peroxide. Segment earnings of $75.5 million increased 18 percent versus the year-earlier period as a result of significantly higher selling prices, offset in part by higher raw material and energy costs, particularly in Spain, and the absence of profits from Astaris, which was divested in November 2005.

Corporate expense was $33.8 million, as compared to $33.4 million in the year-earlier period. Interest expense, net, was $25.1 million, down from $47.3 million in the prior-year period due to lower interest rates and debt levels. For the period, depreciation and amortization was $98.0 million and capital expenditures were $80.5 million.

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Outlook

Regarding the outlook for the fourth quarter of 2006, Walter said: “We expect earnings before restructuring and other income and charges of $1.12 to $1.22 per diluted share. Through the balance of the year, we expect to realize the ongoing benefits of higher selling prices in Industrial Chemicals, lower interest expense and continued growth in Specialty Chemicals, though higher energy and raw material costs are expected to persist.”

Walter added: “As a result of our strong year-to-date performance and our expectation for the fourth quarter, our outlook for full-year 2006 earnings before restructuring and other income and charges is $5.35 to $5.45 per diluted share.”

FMC will conduct its third quarter conference call and webcast at 11:00 a.m. ET on Thursday, November 2, 2006. This event will be available live and as a replay on the web at http://www.fmc.com. Prior to the conference call, the Company will also provide supplemental information on the web including: details on the 2006 earnings outlook, definitions of non-GAAP terms and reconciliations of non-GAAP figures to the nearest available GAAP term.

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FMC Corporation is a diversified chemical company serving agricultural, industrial and consumer markets globally for more than a century with innovative solutions, applications and quality products. The company employs over 5,000 people throughout the world. The company operates its businesses in three segments: Agricultural Products, Specialty Chemicals and Industrial Chemicals.

Safe Harbor Statement under the Private Securities Act of 1995: Statements in this news release that are forward-looking statements are subject to various risks and uncertainties concerning specific factors described in FMC Corporation’s 2005 Form 10-K and other SEC filings. Such information contained herein represents management’s best judgment as of the date hereof based on information currently available. FMC Corporation does not intend to update this information and disclaims any legal obligation to the contrary. Historical information is not necessarily indicative of future performance.

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FMC CORPORATION AND CONSOLIDATED SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited, in millions, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
Revenue	$572.2	$510.0	$1,758.6	$1,628.0

Costs of sales and services	412.6	367.8	1,220.9	1,145.4
Selling, general and administrative expenses	69.5	63.1	207.5	197.1
Research and development expenses	25.6	22.9	70.2	71.2
In-process research and development	—	—	2.0	—
Restructuring and other charges (gains)	0.8	(3.8)	67.6	24.9

Total costs and expenses	508.5	450.0	1,568.2	1,438.6

Income from operations	63.7	60.0	190.4	189.4

Equity in (earnings) of affiliates	(0.4)	(3.9)	(1.7)	(11.4)
Investment gains	—	—	—	(9.3)
Minority interests	2.0	2.2	6.5	5.3
Interest expense, net	7.5	13.3	25.1	47.3
Loss on extinguishment of debt	—	56.6	—	58.4

Income (loss) from continuing operations before income taxes	54.6	(8.2)	160.5	99.1

Provision (benefit) for income taxes	16.0	(5.2)	48.3	33.3

Income (loss) from continuing operations	38.6	(3.0)	112.2	65.8
Discontinued operations, net of income taxes	(3.5)	(1.4)	6.9	25.5

Net income (loss)	$35.1	$(4.4)	$119.1	$91.3

Basic earnings (loss) per common share:
Continuing operations	$1.01	$(0.08)	$2.92	$1.75
Discontinued operations	(0.10)	(0.04)	0.18	0.68

Basic earnings (loss) per common share	$0.91	$(0.12)	$3.10	$2.43

Average number of shares used in basic earnings per share computations	38.4	37.9	38.4	37.5

Diluted earnings (loss) per common share:
Continuing operations	$0.98	$(0.08)	$2.83	$1.69
Discontinued operations	(0.09)	(0.04)	0.17	0.65

Diluted earnings (loss) per common share	$0.89	$(0.12)	$3.00	$2.34

Average number of shares used in diluted earnings per share computations *	39.5	37.9	39.7	39.1

Other Data:
Capital expenditures	$34.6	$22.9	$80.5	$59.5
Depreciation and amortization expense	$32.4	$33.7	$98.0	$103.8

*	For the three months ended September 30, 2005 the weighted average shares, assuming conversion of stock options, would have increased an additional 1.7 million shares. These shares were not included in the computation of diluted earnings per share because their inclusion would have had an antidilutive effect on the computation.

FMC CORPORATION AND CONSOLIDATED SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME FROM CONTINUING OPERATIONS,

EXCLUDING RESTRUCTURING AND OTHER INCOME AND CHARGES (NON-GAAP)*

(Unaudited, in millions, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005

Revenue	$572.2	$510.0	$1,758.6	$1,628.0

Costs of sales and services	412.6	367.8	1,220.9	1,145.4
Selling, general and administrative expenses	69.5	63.1	207.5	197.1
Research and development expenses	25.6	22.9	70.2	71.2

Total costs and expenses	507.7	453.8	1,498.6	1,413.7

Income from operations	64.5	56.2	260.0	214.3
Equity in (earnings) of affiliates	(0.4)	(4.3)	(1.7)	(10.8)
Minority interests	2.0	2.2	6.5	5.3
Interest expense, net	7.5	13.3	25.1	47.3

Income from continuing operations before income taxes, excluding restructuring and other income and charges	55.4	45.0	230.1	172.5

Provision for income taxes	15.0	11.3	62.2	43.2

After-tax income from continuing operations, excluding restructuring and other income and charges *	$40.4	$33.7	$167.9	$129.3

Basic after-tax income from continuing operations per share, excluding restructuring and other income and charges	$1.05	$0.89	$4.37	$3.45

Average number of shares used in basic after-tax income per share computations	38.4	37.9	38.4	37.5

Diluted after-tax income from continuing operations per share, excluding restructuring and other income and charges	$1.02	$0.85	$4.23	$3.31

Average number of shares used in diluted after-tax income per share computations **	39.5	39.6	39.7	39.1

*	The Company believes that the Non-GAAP financial measure “After-tax income from continuing operations, excluding restructuring and other income and charges,” and its presentation on a per share basis, provides useful information about the Company’s operating results to investors and securities analysts. The Company also believes that excluding the effect of restructuring and other income and charges from operating results allows management and investors to compare more easily the financial performance of its underlying businesses from period to period.
**	For the three months ended September 30, 2005, for comparability purposes, the weighted average shares used for diluted share calculations was 39.6 million which includes the 1.7 million shares assuming conversion of stock options.

See attachment 3 of 6 for the reconciliation of Non-GAAP financial measures to GAAP financial results.

FMC CORPORATION AND CONSOLIDATED SUBSIDIARIES

RECONCILIATION OF NET INCOME (GAAP) TO AFTER-TAX INCOME FROM CONTINUING OPERATIONS,

EXCLUDING RESTRUCTURING AND OTHER INCOME AND CHARGES (NON-GAAP)

(Unaudited, in millions, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005

Net income (loss) (GAAP)	$35.1	$(4.4)	$119.1	$91.3

Discontinued operations, net of income taxes (a)	3.5	1.4	(6.9)	(25.5)

Restructuring and other charges (b)	0.8	(3.4)	67.6	24.3

In-process research and development (c )	—	—	2.0	—

Loss on extinguishment of debt (d)	—	56.6	—	58.4

Investment gains (e)	—	—	—	(9.3)

Tax effect of restructuring and other charges, in-process research and development, loss on extinguishment of debt and investment gains	(0.3)	(26.6)	(15.2)	(25.9)

Tax adjustments (f)	1.3	10.1	1.3	16.0

After-tax income from continuing operations, excluding restructuring and other income and charges (Non-GAAP)	$40.4	$33.7	$167.9	$129.3

Diluted earnings per common share (GAAP)	$0.89	$(0.12)	$3.00	$2.34
Discontinued operations per diluted share	0.09	0.04	(0.17)	(0.65)
Restructuring and other charges per diluted share, before tax	0.02	(0.09)	1.70	0.62
In-process research and development per diluted share, before tax	—	—	0.05	—
Loss on extinguishment of debt per diluted share, before tax	—	1.43	—	1.49
Investment gains per diluted share, before tax	—	—	—	(0.24)
Tax effect of restructuring and other charges, in-process research and development, loss on extinguishment of debt and investment gains per diluted share	(0.01)	(0.67)	(0.38)	(0.66)
Tax adjustments per diluted share	0.03	0.26	0.03	0.41

Diluted after-tax income from continuing operations per share, excluding restructuring and other income and charges (Non-GAAP)	$1.02	$0.85	$4.23	$3.31

Average number of shares used in diluted after-tax income from continuing operations per share computations	39.5	39.6	39.7	39.1

(a)	Discontinued operations for the three months ended September 30, 2006 and 2005 primarily includes a provision for environmental liabilities and legal reserves related to previously discontinued operations. Discontinued operations for the nine months ended September 30, 2006 and 2005 primarily includes gain from sales of land located in San Jose, California to the City of San Jose of $14.0 and $29.2 million, respectively, partially offset by a provision for environmental liabilities and legal reserves related to previously discontinued operations.
(b)	Restructuring and other charges were not significant for the three months ended September 30, 2006. For the nine months ended September 30, 2006 restructuring and other charges primarily include charges related to the settlement of an antitrust class action involving our microcrystalline cellulose product in our Specialty Chemicals segment ($25.0 million), abandonment of a building at one of our manufacturing locations in our Agricultural Products segment ($6.0 million), asset abandonment and severance charges related to workforce reductions at our Princeton, New Jersey R&D facility ($5.3 million), and a charge of €25 million (US$30 million) related to a fine imposed on us by the European Commission as a result of alleged violations of competition law in the hydrogen peroxide business in Europe prior to 2000. This fine is associated with our Industrial Chemicals segment. We have appealed the decision of the European Commission.

Restructuring and other charges (gains) for the three and nine months ended September 30, 2005 primarily includes activity related to the closure of our Copenhagen, Denmark carrageenan plant and blending facility in Bezons, France. These amounts totaled $3.7 million-income and $16.9 million charge respectively. The income for the three months ended September 30, 2005 represented an adjustment to the fair value of the Copenhagen assets. Restructuring and other charges also include our share of charges recorded by Astaris LLC, the phosphorus joint venture. Included in “Equity in (earnings) of affiliates” were charges of $0.4 million and $0.6 million-income for the three and nine months ended September 30, 2005. Income for the nine months ended September 30, 2005 represents adjustments to liabilities related to restructuring and other charges recorded by Astaris prior to the sale of substantially all of its assets in the fourth quarter of 2005.

(c)	In the second quarter of 2006, our Agricultural Products segment entered into development agreements with a third-party company, whereby we were given the right to further develop one of such party’s products in certain geographic markets. Under the agreements, we paid $2 million and have recorded this amount as a charge to in-process research and development.
(d)	In the third quarter of 2005, amount represents loss on debt extinguishment related to the redemption of our 10.25 percent senior notes. In addition to this, the nine months ended September 30, 2005, includes the write off of $1.8 million of financing fees in connection with entering into the 2005 Credit Agreement.
(e)	Amount represents gain on sale of our Sibelco equity method investment.
(f)	Tax adjustments for the three and nine months ended September 30, 2006 and 2005 represent net charges associated with the following. Tax adjustments were not significant for the three and nine months ended September 30, 2006. Third quarter 2005 includes charges of $25.7 million for income taxes associated with repatriations under the American Jobs Creation Act (AJCA). Tax adjustments in the third quarter of 2005 also include net tax benefits of $19.2 million related to agreement on certain prior year audit issues previously reserved and charges of $3.6 million associated with adjustments to deferred income tax liabilities. For the nine months ended September 30, 2005 tax adjustment include the items described above for the third quarter of 2005 as well as $5.9 million of charges associated with adjustments to deferred income tax liabilities.

FMC CORPORATION AND CONSOLIDATED SUBSIDIARIES

INDUSTRY SEGMENT DATA

(Unaudited, in millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
Revenue

Agricultural Products	$180.4	$161.3	$571.4	$555.8
Specialty Chemicals	147.0	137.2	446.8	422.7
Industrial Chemicals	245.7	212.3	743.2	652.2
Eliminations	(0.9)	(0.8)	(2.8)	(2.7)

	$572.2	$510.0	$1,758.6	$1,628.0

Income from continuing operations before income taxes

Agricultural Products	$28.5	$26.4	$127.7	$104.6
Specialty Chemicals	27.0	24.8	94.3	85.2
Industrial Chemicals	21.3	18.1	75.5	64.2
Eliminations	—	0.1	—	0.5

Segment operating profit	76.8	69.4	297.5	254.5
Corporate	(11.3)	(11.1)	(33.8)	(33.4)
Other income (expense), net	(2.6)	0.4	(8.5)	(0.2)

Operating profit from continuing operations before items noted below	62.9	58.7	255.2	220.9

Restructuring and other charges (a)	(0.8)	3.4	(67.6)	(24.3)
Interest expense, net	(7.5)	(13.3)	(25.1)	(47.3)
In-process research and development (b)	—	—	(2.0)	—
Investment gains (c)	—	—	—	9.3
Loss on extinguishment of debt (d)	—	(56.6)	—	(58.4)
Affiliate interest expense (e)	—	(0.4)	—	(1.1)

Income (loss) from continuing operations before income taxes	$54.6	$(8.2)	$160.5	$99.1

(a)	Restructuring and other charges for the three months ended September 30, 2006 related to Agricultural Products ($0.4 million) and Industrial Chemicals ($0.4 million). Restructuring and other charges for the three months ended September 30, 2005 related to Specialty Chemicals ($3.6 million-income), Industrial Chemicals ($0.4 million), and Corporate ($0.2 million-income).

Restructuring and other charges for the nine months ended September 30, 2006 related to Industrial Chemicals ($31.4 million), Specialty Chemicals ($24.1 million), Agricultural Products ($11.4 million), and Corporate ($0.7 million). Restructuring and other charges for the nine months ended September 30, 2005 related to Specialty Chemicals ($18.6 million), Agricultural Products ($6.5 million), Industrial Chemicals ($0.6 million-income), and Corporate ($0.2 million-income).

(b)	In the second quarter of 2006, our Agricultural Products segment entered into development agreements with a third-party company, whereby we were given the right to further develop one of such party’s products in certain geographic markets. Under the agreements, we paid $2 million and have recorded this amount as a charge to in-process research and development.
(c)	Amount represents gain on sale of our Sibelco equity method investment.
(d)	In the third quarter of 2005, amount represents loss on debt extinguishment related to the redemption of our 10.25 percent senior notes. In addition to this loss, the nine months ended September 30, 2005, includes the write off of $1.8 million of financing fees in connection with entering into the 2005 Credit Agreement.
(e)	Represents FMC’s share of interest expense of the phosphorus joint venture prior to the joint venture’s sale of substantially all of its assets in the fourth quarter of 2005. The equity in (earnings) of the phosphorus joint venture was included in the Industrial Chemical segment.

FMC CORPORATION AND CONSOLIDATED SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited, in millions)

	September 30, 2006	December 31, 2005
Cash and cash equivalents	$257.5	$206.4
Restricted cash	25.0	—
Trade receivables, net	538.1	494.3
Inventories	193.8	216.3
Other current assets	81.6	115.5
Deferred income taxes	35.3	31.9

Total current assets	1,131.3	1,064.4

Property, plant and equipment, net	1,009.0	1,012.0
Goodwill	159.8	148.6
Deferred income taxes	342.9	374.6
Other long - term assets	143.2	140.4

Total assets	$2,786.2	$2,740.0

Short - term debt	$58.2	$79.5
Current portion of long - term debt	40.8	0.9
Accounts payable, trade and other	272.9	301.0
Guarantees of vendor financing	23.3	30.4
Accrued pensions and other post-retirement benefits, current	10.9	10.9
Other current liabilities	302.3	236.6

Total current liabilities	708.4	659.3

Long-term debt	577.9	639.8
Long-term liabilities	476.3	481.6
Stockholders’ equity	1,023.6	959.3

Total liabilities and stockholders’ equity	$2,786.2	$2,740.0

FMC CORPORATION AND CONSOLIDATED SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

(Unaudited, in millions)

	Nine months ended September 30,
	2006	2005
Cash provided by operating activities	$251.1	$133.7

Cash (required) provided by operating activities of discontinued operations	(9.8)	28.8

Cash provided (required) by investing activities:
Capital expenditures	(80.5)	(59.5)
Other investing activities	12.2	16.2

	(68.3)	(43.3)

Cash provided (required) by financing activities:
Net borrowings under committed credit facilities	—	20.0
Increase (decrease) in short-term debt	(20.9)	20.5
Net decrease in restricted cash	—	9.7
Proceeds from borrowings	—	250.0
Repayment of long-term debt	(42.4)	(521.5)
Dividends paid	(14.1)	—
Repurchases of common stock	(71.8)	—
Other financing activities	24.5	(16.3)

	(124.7)	(237.6)

Effect of exchange rate changes on cash	2.8	(0.2)

Increase (decrease) in cash and cash equivalents	51.1	(118.6)
Cash and cash equivalents, beginning of year	206.4	212.4

Cash and cash equivalents, end of period	$257.5	$93.8